Exhibit (d)(2)

MUTUAL CONFIDENTIAL DISCLOSURE AGREEMENT

This Mutual Confidential Disclosure Agreement (the “Agreement”), dated as of the last signature hereof (the “Effective Date”) is by and between Constellation Pharmaceuticals Inc., a Delaware corporation, having an address at 215 First Street, Suite 200, Cambridge, Massachusetts 02142 (“Constellation”) and MorphoSys AG having an address at Semmelweisstr. 7, 82152 Planegg, Germany.

In connection with a possible business relationship between the parties, each party (the “Disclosing Party”) intends to disclose or otherwise make available certain confidential information to the other party (the “Receiving Party”). The purpose of such disclosure is to enable the parties (i) to evaluate the proposed business relationship and (ii) to conduct any ensuing business between the parties without the need for a further agreement governing the treatment of confidential information (the “Purpose”).

In consideration of each party making such confidential information available to the other party, the parties hereby agree as follows:

1. Defined Terms. The term “Confidential Information” means any technical, scientific, or business information furnished by or on behalf of the Disclosing Party to the Receiving Party in connection with the Purpose that is specifically designated as confidential or, if not specifically designated as confidential, that a reasonable person familiar with the Disclosing Party’s business and the industry in which Disclosing Party operates would consider to be confidential, regardless of whether such information is in written, oral, electronic, or other form. Confidential Information may include, without limitation, information relating to any business plans, technologies, processes, methods, raw data, patent applications, trade secrets, know-how, inventions, technical data or specifications, testing methods, business or financial information, research and development activities, clinical trial related information, product and marketing plans, and customer and supplier information.

Nothing in this Agreement shall require either Party to provide or receive Confidential Information.

2. Obligations. The Receiving Party agrees that it shall:

(a)

maintain all Confidential Information in strict confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its affiliates and its and their directors, officers, employees, consultants, and advisors (“Representatives”), in each case only if such Representatives (i) are obligated to maintain the confidential nature of such Confidential Information at least to the same extent as the Receiving Party is obligated hereunder and (ii) need to know such Confidential Information for the Purpose set forth in this Agreement;

(b)	use the Confidential Information solely for the Purpose; and

(c)

allow its Representatives to reproduce the Confidential Information only to the extent necessary to effect the Purpose, with all such reproductions being considered Confidential Information of the Disclosing Party.

3. Exceptions. The obligations of the Receiving Party under this Agreement shall not apply to the extent that the Receiving Party can demonstrate that certain information:

(a)	was in the public domain prior to the time of its disclosure in connection with the Purpose;

(b)	entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party;

(c)	is known to Receiving Party prior to receipt from the Disclosing Party;

(d)	was independently developed or discovered by the Receiving Party without reference to or use of any Disclosing Party’s Confidential information provided pursuant to this Agreement; or

(e)

is or was lawfully disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, on a non-confidential basis by a third party, provided that such third party is not bound by an obligation of confidentiality with respect to such Confidential Information, and is not in a fiduciary relationship with the Disclosing Party.

4. Independent Development. The terms of confidentiality under this Agreement shall not be construed to limit either party from independently developing, selling, or acquiring knowledge, information, services, or products of any kind without the use of the other party’s Confidential Information. For the avoidance of doubt, Receiving Party shall remain free at all times to independently develop, sell or acquire information on compounds that might be regarded as competing with Disclosing Party’s compounds.

5. Required Disclosures. The Receiving Party may disclose Confidential Information to the extent necessary to comply with applicable laws or regulations, or with a court or administrative order, provided that the Disclosing Party receives prior written notice of such disclosure, to the extent reasonably possible, and that the Receiving Party takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, to the extent possible, to minimize the extent of such disclosure.

6. No License. The Receiving Party acknowledges that the Disclosing Party (or any party entrusting its own confidential information to the Disclosing Party) claims ownership of the Confidential Information disclosed by the Disclosing Party and all patent, copyright, trademark, trade secret, and other intellectual property rights in, or arising from, such Confidential Information. No option, license, or conveyance of such rights to the Receiving Party is granted or implied under this Agreement. If any such rights are to be granted to the Receiving Party, such grant shall be expressly set forth in a separate written instrument.

7. Term. Unless earlier terminated by either party upon written notice, this Agreement shall be effective for a period of five (5) years from the Effective Date. Upon expiration of the Agreement, or earlier upon the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party or destroy, as reasonable requested by the Disclosing Party, all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information in its confidential files solely for the purpose of monitoring its obligations under this Agreement. The provisions regarding return or destruction of Confidential Information shall, however, not apply to copies of electronically exchanged Confidential Information that is stored by the Receiving Party as a matter of routine information technology backup procedures, provided, that it is not otherwise accessible to the Receiving Party’s representatives other than its information technology representatives responsible for maintaining the Receiving Party’s electronic backup systems, and to Confidential Information or copies thereof which must be stored according to provisions of mandatory law. The obligations set forth in this Agreement shall remain in effect for a period of five (5) years after expiration or termination, except that the obligation of the Receiving Party to return Confidential Information to the Disclosing Party shall survive until fulfilled.

8. Injunctive Relief. The Receiving Party agrees that any breach of its obligations under this Agreement will cause irreparable harm to the Disclosing Party; therefore, the Disclosing Party shall have, in addition to any remedies available at law, the right to obtain equitable relief to enforce this Agreement without the necessity of posting a bond.

9. No Representations or Warranties. The Disclosing Party makes no representations as to the accuracy, completeness or value of the Confidential Information, and expressly disclaims any and all warranties, express or implied, with respect to such Confidential Information. The Receiving Party accepts such Confidential Information “AS IS” and uses such Confidential Information at its own risk.

10. Miscellaneous. The provisions of this Agreement may not be modified, amended, nor waived, except by a written instrument duly executed by both parties. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, that provision shall be stricken and the remainder of this Agreement shall continue in full force and effect; provided, however, that the parties shall renegotiate an acceptable replacement provision so as to accomplish, as nearly as possible, the original intent of the parties. The parties hereby agree that this Agreement, and all correspondence relating hereto, is and shall be written in the English language and the English language shall govern its interpretation. This Agreement is made subject to and shall be construed under the laws of the State of Delaware, without regard to its conflicts of laws principles. All disputes arising out of or in connection with this Agreement shall be finally settled by binding arbitration under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said rules. The place of arbitration shall be New York City, New York, USA. Arbitration proceedings shall be conducted in the English language.

11. Counterparts. This Agreement may be executed in counterparts, which, when taken together, shall constitute one agreement. If any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf’ format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

12. Whistleblower Notice. Pursuant to 18 USC § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Accordingly, the Parties to this Agreement have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties each have caused this Agreement to be executed by their duly respective authorized representative as of the Effective Date.

Constellation Pharmaceuticals, Inc.:		MorphoSys AG:

Signed:	/s/ Brad Prosek	Signed:	/s/ Barbara Krebs-Pohl
Name:	Brad Prosek	Name:	Dr. Barbara Krebs-Pohl
Title:	CBO	Title:	Head of BD&L and AM
Date:	21 September 2020	Date:	21.09/20

		Signed:	/s/ Niels Tacke
		Name:	Niels Tacke
		Title:	Dr. (Legal Department)
		Date:	21.09.20

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